Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-61080 and 333-162169) on Form S-8 of Qualstar Corporation of our report dated September 23, 2010, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Qualstar Corporation for the year ended June 30, 2010.

/s/  SingerLewak LLP
Los Angeles, California
September 23, 2010